CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to (a) the use of our reserves report relating to the proved reserves of gas and oil of Indigo Natural Resources LLC, and (b) the incorporation by reference of our name and our reserves report into Southwestern Energy Company’s previously filed Registration Statements on Form S-8 (Nos. 333-03787, 333-03789, 333-42494, 333-63558, 333-64961, 333-69720, 333-96161, 333-100702, 333-101160, 333-110140, 333-121720, 333-125714, 333-184885, 333-188744, 333-209752, 333-211546, 333-219081, 333-228629, 333-233049 and 333-248827) and on Form S-3 (No. 333-238633) that incorporate by reference such Form 8-K.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By: /s/ C. H. (SCOTT) REES III, P.E.
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
July 2, 2021